As filed with the Securities and Exchange Commission on April 2, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Epicor Software Corporation

(Exact name of Registrant as specified in its charter)

Delaware	33-0277592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

195 Technology Drive

Irvine, California 92618-2402
(949) 585-4000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

L. George Klaus, Chief Executive Officer

Epicor Software Corporation
195 Technology Drive
Irvine, California 92618-2402
(949) 585-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin, Esq Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300	John Ireland, Esq. Epicor Software Corporation 195 Technology Drive Irvine, California 92618-2402 (949) 585-4000

     Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Unit(2)	Price(2)	Registration Fee

Common Stock(3)	3,617,350 shares	$1.96	$7,090,006	$573.58

(1)	Consists of shares issuable upon conversion of 300,000 shares of Series D preferred stock and 61,735 shares of Series C preferred stock.

(2)	Estimated solely for purposes of calculating the registration fee and based on the average of the high and low sale prices for the Registrant’s common stock as reported on the Nasdaq National Market on March 26, 2003 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3)	The shares being registered hereby will be accompanied by the Registrant’s Series A Junior Participating preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights will not be exercisable, will be evidenced by the certificates representing the Registrant’s common stock, and will attach to and trade only together with the common stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 2, 2003

PROSPECTUS

3,617,350 Shares

EPICOR SOFTWARE CORPORATION

Common Stock

        This prospectus relates to 3,617,350 shares of common stock that may be offered and sold at various times by the selling stockholders identified on page 12 of this prospectus. We will not receive any of the proceeds from this offering. These shares consist of shares that are issuable from time to time upon conversion of shares of our Series C preferred stock and Series D preferred stock.

      Our common stock is traded on the Nasdaq National Market under the symbol “EPIC.” On March 31, 2003, the last reported sale price for the common stock on the Nasdaq National Market was $2.05 per share.

       Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated April 2, 2003

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
EXHIBIT 5.1
EXHIBIT 23.2
EXHIBIT 23.3
EXHIBIT 23.4

PROSPECTUS SUMMARY

      This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Epicor Software Corporation

      Epicor Software Corporation (Epicor or the Company) designs, develops, markets and supports enterprise and eBusiness software solutions for companies worldwide. The Company’s business solutions are focused on the mid-market, which generally includes companies between $10 million and $500 million in annual revenues. Epicor’s solutions are designed to help companies focus on their customers, suppliers, partners and employees, through enterprise-wide management of resources and information. This collaborative focus differentiates the Company from other vendors, whose primary focus is improving internal business procedures and efficiencies.

      Epicor’s products integrate back office applications for manufacturing, distribution and accounting with front office applications for sales, marketing and customer service and support. Epicor also provides integrated eCommerce capabilities that allow companies to leverage the power of the Internet to allow their organization to further extend beyond the traditional “four walls” of their enterprise, and further integrate their operations with their customers, suppliers and partners.

      Our principal executive offices are located at 195 Technology Drive, Irvine, California 92618-2402 and our telephone number is (949) 585-4000. Our website is located at www.epicor.com. Information contained on the Company’s website is not incorporated herein by reference and is not considered a part of this prospectus.

Common Stock Offered

      Under this prospectus, the selling stockholders listed in the section of this prospectus entitled “Selling Stockholders” may offer and sell up to 3,617,350 shares of our common stock, a total of 3,000,000 of which they have acquired or may acquire through the conversion of shares of our Series D preferred stock and a total of 617,350 of which they have acquired or may acquire through the conversion of shares of our Series C preferred stock.

Use of Proceeds

      We will not receive any proceeds from the potential sale of the 3,617,350 shares of common stock offered by the selling stockholders.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations.

Our operating cash flows are subject to fluctuation, primarily related to our ability to timely collect accounts receivable and to achieve targeted revenues and expenses. Negative fluctuations in operating cash flows may require us to seek additional cash sources to fund our working capital requirements.

      The Company’s cash and cash equivalents have increased from $26.8 million at December 31, 2000 to $31.3 million at December 31, 2002. The Company has continued to experience decreasing revenues and continued operating losses. As a result, in the fourth quarter of 2002, the Company underwent a restructuring of its operations in an effort to reduce its cost structure through a reduction in workforce of approximately 15% and the consolidation of facilities. If the Company is not successful in achieving targeted revenues and expenses or maintaining a positive cash flow, the Company may be required to take further actions to reduce its operating expenses, such as additional reductions in work force, and/or seek additional sources of funding. In addition, although the Company currently has in place a bank line of credit, the Company has in prior quarters violated the financial covenants included in the terms of that credit agreement. The Company received waivers from its lender for these prior violations. In addition, the Company renegotiated the financial covenants during the second quarter of 2002 to reduce the thresholds required for compliance with the covenants. The Company has since complied with the revised covenants. However, if the Company is unable to maintain a positive cash flow or achieve operating profitability, there can be no assurance that the Company will not violate the covenants in the future. Should such violations occur, there can be no assurance that the Company would be able to secure alternative funding or, if secured, on acceptable terms. Since December 31, 1999, the Company has also experienced fluctuations in the proportion of accounts receivable over 90 days old. If the Company cannot successfully collect a significant portion of its net accounts receivable, the Company may be required to seek alternative financing sources in addition to its current bank credit facility. In addition, should the Company not reduce its aged receivables, its ability to borrow against the revolving portion of the credit facility may be severely restricted due to the fact that borrowings are limited to 85% of eligible receivables, as defined, which excludes receivables over ninety days old.

Our quarterly operating results are subject to fluctuations and if we fail to meet expectations of securities analysts or investors our share price may decrease.

      The Company’s quarterly operating results have fluctuated in the past. The Company’s operating results may fluctuate in the future as a result of many factors that may include:

•	The demand for the Company’s products, including reduced demand related to changes in marketing focus for certain products, software market conditions or general economic conditions

•	Fluctuations in the length of the Company’s sales cycles

•	Changes in accounting standards, including revenue recognition standards

•	The size and timing of orders for the Company’s products

•	The number, timing and significance of new product announcements by the Company and its competitors

•	The Company’s ability to introduce and market new and enhanced versions of its products on a timely basis

•	The level of product and price competition

•	Changes in operating expenses of the Company

•	Changes in average selling prices

•	Fluctuations in maintenance renewal rates by current customers

•	The demand for the Company’s consulting services

      In addition, the Company has historically realized a significant portion of its software license revenues in the final month of any quarter with a concentration of such revenues recorded in the final ten business days of that month.

      Due to the above factors, among others, the Company’s revenues are difficult to forecast. The Company, however, will base its expense levels, in significant part, on its expectations of future revenue. As a result, the Company expects its expense levels to be relatively fixed in the short term. The Company’s failure to meet revenue expectations could adversely affect operating results. Further, an unanticipated decline in revenue for a particular quarter may disproportionately affect the Company’s operating results because a relatively small amount of the Company’s expenses will vary with its revenues in the short run. As a result, the Company believes that period-to-period comparisons of the Company’s results of operations are not and will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Due to the foregoing factors, it is likely that in some future quarter the Company’s operating results will be below the expectations of public market analysts and investors. Such an event would likely have an adverse effect upon the price of the Company’s Common Stock.

If we fail to rapidly develop and introduce new products and services, we will not be able to compete effectively and our ability to generate revenues will suffer.

      The market for the Company’s software products is subject to ongoing technological developments, evolving industry standards and rapid changes in customer requirements. The Company believes the Internet is transforming the way businesses operate and the software requirements of customers. Specifically, the Company believes that customers desire eBusiness software applications, or applications that enable a customer to engage in commerce or service over the Internet. As companies introduce products that embody new technologies, including Microsoft.NET or Java, or as new industry standards emerge, such as web services-based applications, existing products may become obsolete and unmarketable. Development of new technologies may also cause the Company to change how it licenses or prices its products, possibly adversely impacting the Company’s revenues and operating results. Such emerging licensing models include hosting as well as subscription-based licensing, in which the licensee essentially rents the software for a defined period of time, as opposed to the current perpetual license model. The Company’s future business, operating results and financial condition will depend on its ability to:

•	Enhance its existing products

•	Develop, deliver and achieve market acceptance of new and/or improved products that address the increasingly sophisticated needs of its customers

•	Develop products for additional platforms or technologies

•	Effectively train its sales force to sell an integrated suite of eBusiness products

•	Effectively recognize and implement emerging industry standards and models

      Further, if the Company fails to respond to technological advances, emerging industry standards, including licensing models, and end-user requirements, or experiences any significant delays in product development or introduction, the Company’s competitive position and revenues could be adversely affected. The Company’s success will depend on its ability to continue to develop and successfully introduce new products and services, including those in the eBusiness arena. The Company cannot assure you that it will successfully develop and market such new and/or improved products on a timely basis, if at all. Additionally, developing new products, the Company may encounter software errors or failures that force the delay in the commercial release of the new products. Any such delay or failure to develop could have a material adverse effect on the Company’s business, results of operations and financial condition. From time to time, the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company’s existing products. The Company cannot make assurances that such announcements will not cause customers to delay or alter their purchasing decisions, which could have a material adverse effect on the Company’s business, operating results and financial condition.

Our software products may contain errors or defects, which could result in the rejection of our products and damage our reputation as well as cause lost revenue, delays in collecting accounts receivable, diverted development resources and increased service costs and warranty claims.

      Software products as complex as the ERP products offered by the Company may contain undetected errors or failures when first introduced or as new versions are released. Despite testing by the Company, and by current and potential customers, the Company’s products may contain errors after their commercial shipment. Such errors may cause loss of or delay in market acceptance of the Company’s products, damage to the Company’s reputation, and increased service and warranty costs. The Company from time to time is notified by some of its customers of errors in its various product lines. Although it has not occurred to date, the possibility of the Company being unable to correct such errors in a timely manner could have a material adverse effect on the Company’s results of operations and its cash flows. In addition, technical problems with the current release of the database platforms on which the Company’s products operate could impact sales of these products, which could have a material adverse effect on the Company’s results of operations.

Business interruptions could adversely affect our business.

      Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. A substantial portion of our facilities, including our corporate headquarters and other critical business operations, are located near major earthquake faults. We do not carry earthquake insurance and do not fund for earthquake-related losses. Although the facilities in which we host our computer systems are designed to be fault tolerant, the systems are susceptible to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. Our facilities in California were subjected to an increased probability of rolling electrical blackouts during the summers of 2001 and 2002 as a consequence of a shortage of available electrical power. It is possible that we could again be subject to such blackouts in the future. In the event these blackouts occur or increase in severity, they could disrupt the operations of our affected facilities. The Company also currently contracts with Worldcom/ MCI for the majority of its telecommunications services. The recent events surrounding Worldcom, including financial fraud allegations and its bankruptcy filing could possibly result in a disruption of Epicor’s telecommunication capabilities and thus, disrupt Epicor’s business operations. The Company continues to consider and implement its options and develop contingency plans to avoid and/or minimize potential disruptions to its telecommunication services. In addition, terrorist acts or acts of war may cause damage or disruption to the Company, its employees, facilities, suppliers, distributors and VARs, and customers, which could have a material adverse effect on the Company’s operations and financial results. We do not carry financial reserves against business interruptions and although we do carry business interruption insurance limited to special causes of loss, if a business interruption occurs, our business could be seriously harmed.

Revenue recognition accounting standards and interpretations may change, causing us to recognize lower revenues.

      In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 97-2, “Software Revenue Recognition.” The Company adopted SOP 97-2, as amended by SOP 98-4 “Deferral of the Effective Date of a Provision of SOP 97-2” as of July 1, 1998. In December 1998, the AICPA issued SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” The Company adopted SOP 98-9 on January 1, 2000. These standards address software revenue recognition matters primarily from a conceptual level and do not include specific implementation guidance. The Company believes that it is currently in compliance with SOP 97-2 and

SOP 98-9. In addition, in December 1999, the Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), which provides further guidance with regard to revenue recognition, presentation and disclosure. The Company adopted SAB 101 during the fourth quarter of fiscal 2000.

      The accounting profession and the SEC continue to discuss certain provisions of SOP 97-2, SAB 101 and other revenue recognition standards and related interpretations with the objective of providing additional guidance on potential application of the standards and interpretations. These discussions could lead to unanticipated changes in revenue recognition standards and, as a result, in the Company’s current revenue accounting practices, which could cause the Company to recognize lower revenues. As a result, the Company may need to change its business practices.

We may pursue strategic acquisitions, investments, and relationships. We may not be able to successfully manage our operations if we fail to successfully integrate acquired businesses and technologies.

      As part of its business strategy, the Company may expand its product offerings to include application software products that are complementary to its existing ERP applications, particularly in the areas of eBusiness and eCommerce or may gain access to established customer bases into which the Company can sell its current products. This strategy may involve acquisitions, investments in other businesses that offer complementary products, joint development agreements or technology licensing agreements. The risks commonly encountered in the acquisitions of businesses would accompany any future acquisitions or investments by the Company. Such risks may include the following:

•	The difficulty of integrating previously distinct businesses into one business unit

•	The substantial management time devoted to such activities

•	The potential disruption of the Company’s ongoing business

•	Undisclosed liabilities

•	Failure to realize anticipated benefits (such as synergies and cost savings)

•	Issues related to product transition (such as development, distribution and customer support)

      The Company expects that the consideration it would pay in such future acquisitions would consist of stock, rights to purchase stock, cash or some combination of the aforementioned. If the Company issues stock or rights to purchase stock in connection with these future acquisitions, earnings (loss) per share and then-existing holders of the Company’s Common Stock may experience dilution.

      The risks that the Company may encounter in acquiring or licensing technology from third parties include the following:

•	The difficulty in integrating the third party product with the Company’s products

•	Undiscovered software errors in the third party product

•	Difficulties in selling the third party product

•	Difficulties in providing satisfactory support for the third party product

•	Potential infringement claims from the use of the third party product

•	Discontinuation of third party product lines

We rely, in part, on distributors and VARs to sell our products. Disruptions to these channels would adversely affect our ability to generate revenues from the sale of our products.

      The Company distributes products through a direct sales force as well as through VARs and distributors. The Company’s distribution channel includes distributors, VARs and authorized consultants, which consist primarily of professional firms. If the Company’s VARs or authorized consultants cease distributing or recommending the Company’s products or emphasize competing products, the Company’s results of operations could be materially and adversely affected. Effective February 1, 2002, the Company’s e by Epicor VAR program no longer required VARs to sell the Company’s products exclusive of competing product lines. The Company is completing the process of implementing this change to its VAR program. The long term impact of this change in the VAR channel to the Company’s performance is as of yet undetermined, as is whether the Company’s ability to generate license revenue from its e by Epicor products will prove to be adversely or favorably impacted, which would affect the Company’s consolidated results of operations and cash flows.

      There can be no assurance that having a direct sales force will not lead to conflicts with the Company’s VAR channels.

We derive a substantial portion of our revenue from the sale of enterprise application software and related support services. If those sales suffer, our business will be negatively impacted.

      The Company derives its revenue from the sale of its various ERP application software packages and related services. Accordingly, any event that adversely affects fees derived from the sale of such systems would have a material adverse affect on the Company’s business, results of operations and performance. For example, the market for ERP applications was negatively impacted in 1999 and the first half of 2000 by Year 2000 concerns. Similarly, in 2001 and continuing through the fourth quarter of 2002, the market for ERP applications continued to be negatively impacted by the domestic economic slowdown. Other such events may include:

•	Competition from other products

•	Flaws in the Company’s products

•	Incompatibility with third-party hardware or software products

•	Negative publicity or evaluation of the Company or its products

•	Obsolescence of the hardware platforms or software environments in which the Company’s systems run

Our products rely on third party software products and our reputation and results of operations could be adversely affected by our inability to control their operations.

      The Company’s products incorporate and use software products developed by other entities. The Company cannot assure you that such third parties will:

•	Remain in business

•	Support the Company’s product lines

•	Maintain viable product lines

•	Make their product lines available to the Company on commercially acceptable terms

      Any significant interruption in the supply of such third-party technology could have a material adverse effect on the Company’s business, results of operation, cash flows and financial condition.

The market for web-based development tools, application products and consulting and education services is emerging and it could negatively affect our client/ server-based products.

      The Company’s development tools, application products and consulting and education services generally help organizations build, customize or deploy solutions that operate in a client/ server computing environment. There can be no assurance that these markets will continue to grow or that the Company will be able to respond effectively to the evolving requirements of these markets. The Company believes that the environment for application software is continuing to change from client/ server to a web-based environment to facilitate eBusiness. If the Company fails to respond effectively to evolving requirements of this market, the Company’s business, financial condition, results of operations and cash flows will be materially and adversely affected.

The continuing impact on the Company of emerging areas such as the Internet, on-line services, eBusiness applications and electronic commerce is uncertain and could negatively impact our business.

      There can be no assurance that the Company will be able to continue to provide a product offering that will satisfy new customer demands in these areas. In addition, standards for web-enabled and eBusiness applications, as well as other industry adopted and de facto standards for the Internet, are continuing to evolve rapidly. There can be no assurance that standards chosen by the Company will position its products to compete effectively for business opportunities as they arise on the Internet and other emerging areas. The success of the Company’s product offerings depends, in part, on its ability to continue developing products that are compatible with the Internet. The increased commercial use of the Internet will require substantial modification and customization of the Company’s products and the introduction of new products. The Company may not be able to effectively compete in the Internet-related products and services market.

      Critical issues concerning the commercial use of the Internet, including security, demand, reliability, cost, ease of use, accessibility, quality of service and potential tax or other government regulation, remain partially and/or fully unresolved and may affect the use of the Internet as a medium to support the functionality of our products and distribution of our software. If these critical issues are not favorably resolved, the Company’s business, operating results, cash flows and financial condition could be materially and adversely affected.

The market for our products is highly competitive. If we are unable to compete effectively with existing or new competitors our business could be negatively impacted.

      The business information systems industry in general and the ERP computer software industry in particular are very competitive and subject to rapid technological change. Many of the Company’s current and potential competitors have (1) longer operating histories, (2) significantly greater financial, technical and marketing resources, (3) greater name recognition, (4) larger technical staffs, and (5) a larger installed customer base than the Company has. A number of companies offer products that are similar to the Company’s products and that target the same markets. In addition, any of these competitors may be able to respond quicker to new or emerging technologies and changes in customer requirements (such as eBusiness and Web-based application software), and to devote greater resources to the development, promotion and sale of their products than the Company. Furthermore, because there are relatively low barriers to entry in the software industry, the Company expects additional competition from other established and emerging companies. Such competitors may develop products and services that compete with those offered by the Company or may acquire companies, businesses and product lines that compete with the Company. It also is possible that competitors may create alliances and rapidly acquire significant market share. Accordingly, there can be no assurance that the Company’s current or potential competitors will not develop or acquire products or services comparable or superior to those that the Company develops, combine or merge to form significant competitors, or adapt quicker than will the Company to new technologies, evolving industry trends and changing customer requirements. Competition could cause price reductions, reduced margins or loss of market share for the Company’s products and services, any of which could materially and adversely affect the Company’s business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that the competitive pressures that the Company may face will not materially adversely affect its business, operating results, cash flows and financial condition.

We may not be able to maintain and expand our business if we are not able to retain, hire and integrate sufficiently qualified personnel.

      The Company’s success depends on the continued service of key management personnel that are not subject to an employment agreement. In addition, the competition to attract, retain and motivate qualified technical, sales and operations personnel is intense. The Company has at times experienced, and continues to experience, difficulty in recruiting qualified personnel, particularly in software development and customer support. There is no assurance that the Company can retain its key personnel or attract other qualified personnel in the future. The failure to attract or retain such persons could have a material adverse effect on the Company’s business, operating results, cash flows and financial condition.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

      The Company believes that any future growth of the Company will be dependent, in part, upon the Company’s ability to maintain and increase revenues in international markets. There is no assurance that the Company will maintain or expand its international sales. If the revenues that the Company generates from foreign activities are inadequate to offset the expense of maintaining foreign offices and activities, the Company’s business, financial condition and results of operations could be materially and adversely affected. International sales are subject to inherent risks, including:

•	Changes in regulatory requirements

•	Tariffs and other barriers

•	Differing intellectual property and labor laws

•	Fluctuating exchange rates

•	Difficulties in staffing and managing foreign sales and support operations

•	Longer accounts receivable payment cycles

•	Potentially adverse tax consequences, including repatriation of earnings

•	Development and support of localized and translated products

•	Lack of acceptance of localized products in foreign countries

•	Burdens of complying with a wide variety of foreign laws

•	Effects of high local wage scales and other expenses

•	Shortage of skilled personnel required for the local operation

•	Euro adoption

      Any one of these factors or a combination of them could materially and adversely affect the Company’s future international sales and, consequently, the Company’s business, operating results, cash flows and financial condition. A portion of the Company’s revenues from sales to foreign entities, including foreign governments, has been in the form of foreign currencies. The Company does not have any hedging or similar foreign currency contracts. Fluctuations in the value of foreign currencies could adversely impact the profitability of the Company’s foreign operations.

If third parties infringe our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

      The Company relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of its proprietary software. However, the Company cannot assure you that in spite of these precautions, an unauthorized third party will not copy or reverse-engineer certain portions of the Company’s products or obtain and use information that the Company regards as proprietary. From time to time, the Company does take legal action against third parties whom the Company believes are infringing upon the Company’s intellectual property rights. However, there is no assurance that the mechanisms that the Company uses to protect its intellectual property will be adequate or that the Company’s competitors will not independently develop products that are substantially equivalent or superior to the Company’s products.

      The Company may from time to time receive notices from third parties claiming that its products infringe upon third-party intellectual property rights. The Company expects that as the number of software products in the country increases and the functionality of these products further overlaps, the number of these types of claims will increase. Any such claim, with or without merit, could result in costly litigation and require the Company to enter into royalty or licensing arrangements. The terms of such royalty or license arrangements, if required, may not be favorable to the Company.

      In addition, in certain cases, the Company provides the source code for some of its application software under licenses to its customers and distributors to enable them to customize the software to meet their particular requirements or translate or localize the products for resale in foreign countries, as the case may be. Although the source code licenses contain confidentiality and nondisclosure provisions, the Company cannot be certain that such customers or distributors will take adequate precautions to protect the Company’s source code or other confidential information.

Substantial sales of our stock could cause our stock price to decline.

      As of March 4, 2003, the Company had 42,592,025 shares of common stock outstanding as well as 61,735 and 300,000 shares of Series C and D Preferred Stock outstanding, respectively. Each share of Series C and D Preferred Stock is convertible into ten shares of common stock, as adjusted for stock dividends, combinations or splits at the option of the holder and is entitled to vote with the holders of common stock on an as-converted basis on all matters presented for shareholder approval. The holders of the Series C and D Preferred Stock have the right to cause the Company to register the sale of the shares of common stock issuable upon conversion of the Series C and D Preferred Stock. Also, the Company has a substantial number of options or shares issuable to employees under employee option, stock grant, or restricted stock grant plans. As a result, a substantial number of shares of common stock will be eligible for sale in the public market at various times in the future. Sales of substantial amounts of such shares could adversely affect the market price of the Company’s Common Stock.

The market for our stock is volatile and fluctuations in operating results, changes in the Company’s guidance on revenues and earnings estimates and other factors could negatively impact our stock’s price.

      The market prices for securities of technology companies, including the Company’s, have been quite volatile. Quarter to quarter variations in operating results, changes in the Company’s guidance on revenues and earnings estimates, announcements of technological innovations or new products by the Company or its competitors, announcements of major contract awards, changes in accounting standards or regulatory requirements as promulgated by the FASB, SEC, NASDAQ or other regulatory entities, and other events or factors may have a significant impact on the market price of the Company’s Common Stock. In addition, the securities of many technology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies’ operating performance. These conditions may adversely affect the market price of the Company’s Common Stock.

      Because of these and other factors affecting the Company’s operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties. Any statements contained herein (including without limitation statements to the effect that the Company or Management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” or “will” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially and adversely from those anticipated in such forward looking statements as a result of certain factors, including those described in the prospectus under “Risk Factors.” Because of these and other factors that may affect the Company’s operating results, past performance should not be considered an indicator of future performance and investors should not use historical results to anticipate results or trends in future periods. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC including its quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K to be filed by the Company.

      We have not authorized any person to give any information or to make any representation other than those contained in this prospectus in connection with this offering. You should not rely on such information or representation. Neither the delivery of this prospectus or any sale made pursuant to this prospectus shall create any implication that the information contained in this prospectus is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the common stock covered by this prospectus.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock offered hereunder. All proceeds from the sale of the shares offered hereunder will be for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

      The table below sets forth as of March 27, 2003, for each selling stockholder, the number of shares of common stock beneficially owned, the number of shares of common stock beneficially owned that may be offered for sale from time to time under this prospectus, and the amount and percentage of common stock to be beneficially owned after the offering. For purposes of listing in the following table the amount and percentage of common stock to be beneficially owned after the offering, we have assumed that the selling stockholders will sell all of the shares covered by this prospectus, since we can not estimate the number of the shares that will actually be sold pursuant to this offering.

      The selling stockholders consist of various entities associated with Trident Capital, Inc. These Trident entities purchased from us an aggregate of 300,000 shares of our Series D preferred stock in February 2003. The Trident entities purchased an aggregate of 25,415 shares of our Series C preferred stock from us in May 1995, and purchased an aggregate of 36,320 additional shares of our Series C preferred stock from another stockholder of Epicor in a private transaction on March 5, 2003.

      Each share of Series C preferred stock and Series D preferred stock is initially convertible into 10 shares of our common stock. The original purchase price of the Series C preferred stock is $78.70 per share, and the original purchase price of the Series D preferred stock is $19.10 per share. In the event of a liquidation, dissolution or winding up of the Company, holders of Series C and Series D preferred stock are entitled to receive, on a pari passu basis, their original purchase price per share plus accrued or declared but unpaid dividends, pro rata on an as-converted basis, prior and in preference to any distribution to holders of common stock or Series A Junior Participating preferred stock. Following this initial distribution, holders of Series C and Series D preferred stock would then be entitled to a secondary distribution in which such holders would share (together with holders of common stock) in the distribution of any remaining assets of the Company, pro rata on an as-converted basis, with the limitation that the combined initial and secondary liquidation rights of the holders of Series C and Series D preferred stock as described may not exceed an amount equal to twice the original purchase price per share plus accrued or declared but unpaid dividends. Any acquisition of the Company, sale of all or substantially all of the Company’s assets or other transaction in which more than 50% of the Company’s voting power is transferred shall be treated as a liquidation event.

      Donald R. Dixon, one of our directors, is affiliated with each of the selling stockholders. He is a member of the limited liability company which serves as General Partner with respect to each of the selling stockholders except Trident Capital Partners Fund-I, C.V., as to which he is a member of the limited liability company which serves as Investment General Partner of such fund. Mr. Dixon, who may be deemed a beneficial owner of the shares of common stock held by the selling stockholders, disclaims beneficial ownership except to the extent of his proportional share therein. In addition, in his capacity as one of our directors, Mr. Dixon was granted 30,000 shares of our restricted common stock and 10,000 options to purchase our common stock, all of which he has assigned to Trident Capital, L.P., an entity of which he is the Managing Director. The shares granted to Mr. Dixon in his capacity as a director of Epicor are not covered by the registration statement of which this prospectus is a part.

      Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners, who may sell shares pursuant to this prospectus. Pursuant to the Series D Preferred Stock Purchase Agreement, the selling stockholders listed below may assign their registration rights relating to this prospectus to certain permitted transferees.

	Shares Owned(1)		Shares Being		Shares Owned	Percentage Owned
Name	Prior to Offering		Offered Hereby		After Offering(2)	After Offering(2)

Trident Capital Fund-V, L.P.	3,012,880	(3)	3,012,880	(3)	—	*
Trident Capital Fund-V Affiliates Fund, L.P.	17,510	(4)	17,510	(4)	—	*
Trident Capital Fund-V Affiliates Fund (Q), L.P.	16,700	(5)	16,700	(5)	—	*
Trident Capital Fund-V Principals Fund, L.P.	87,210	(6)	87,210	(6)	—	*
Trident Capital Parallel Fund-V, C.V.	228,900	(7)	228,900	(7)	—	*
Trident Capital Partners Fund-I, L.P.	212,180	(8)	212,180	(8)	—	*
Trident Capital Partners Fund-I, C.V.	41,970	(9)	41,970	(9)	—	*

*	Represents less than 1% of our common stock.

(1)	For purposes of this table, ownership means beneficial ownership of shares of our common stock issuable upon conversion of outstanding preferred stock, as determined in accordance with the rules of the SEC.

(2)	Assumes that each selling stockholder sells all shares registered under this registration statement.

(3)	Includes 2,687,510 shares underlying Series D Preferred Stock on an as-converted basis and 325,370 shares underlying Series C Preferred Stock on an as-converted basis.

(4)	Includes 15,620 shares underlying Series D Preferred Stock on an as-converted basis and 1,890 shares underlying Series C Preferred Stock on an as-converted basis.

(5)	Includes 14,900 shares underlying Series D Preferred Stock on an as-converted basis and 1,800 shares underlying Series C Preferred Stock on an as-converted basis.

(6)	Includes 77,790 shares underlying Series D Preferred Stock on an as-converted basis and 9,420 shares underlying Series C Preferred Stock on an as-converted basis.

(7)	Includes 204,180 shares underlying Series D Preferred Stock on an as-converted basis and 24,720 shares underlying Series C Preferred Stock on an as-converted basis.

(8)	Includes 212,180 shares underlying Series C Preferred Stock on an as-converted basis.

(9)	Includes 41,970 shares underlying Series C Preferred Stock on an as-converted basis.

PLAN OF DISTRIBUTION

      We are registering a total of 3,617,350 shares of common stock on behalf of certain selling stockholders associated with Trident Capital, Inc. We are registering all of these shares pursuant to the Series D Preferred Stock Purchase Agreement, dated February 11, 2003, between the Company and the selling stockholders. We will receive no proceeds from this offering.

      For purposes of the following description, the term “selling stockholders” may include certain permitted transferees under the Series D Preferred Stock Purchase Agreement, selling shares received after the date of this prospectus from a selling stockholder listed below. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, effect sales directly, or through underwriters, broker-dealers or agents. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution, such as an over-the-counter distribution in accordance with the rules of the Nasdaq National Market or applicable exchange;

•	privately negotiated transactions;

•	transactions involving the writing of options;

•	after this registration statement becomes effective, short sales and sales to cover short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	block trades;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Stockholders named in the section entitled “Selling Stockholders” have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any such selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock hereunder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

      Under applicable rules and regulations under the Exchange Act, any persons engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. We assume no obligation to so deliver copies of this prospectus or any related prospectus supplement.

      We have undertaken to pay certain fees and expenses incident to the registration of the shares of common stock, including registration and filing fees, printing expenses, and certain legal and accounting fees. We have agreed to indemnify the stockholders named in the section entitled “Selling Stockholders” against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      We have undertaken to keep a registration statement of which this prospectus constitutes a part effective until the earlier of the disposition of all the shares offered hereby, or generally until such time as all of the shares offered hereby may be sold without the registration requirements of the Securities Act pursuant to Rule 144.

      At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

      The validity of the common stock being offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

      The financial statements and the related financial statement schedule for the years ended December 31, 2002 and 2001 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements and related financial statement schedule for the year ended December 31, 2000 of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The statements of assets acquired and liabilities assumed as of September 30, 2002 and December 31, 2001 of the eProcurement, Sourcing and Settlement product lines of Clarus Corporation acquired by Epicor Software Corporation, and the related statements of direct revenue and expenses of the eProcurement, Sourcing and Settlement product lines of Clarus Corporation acquired by Epicor Software Corporation for the nine month period ended September 30, 2002 and the year ended December 31, 2001, appearing in the Company’s Current Report on Form 8-K/ A dated December 6, 2002, and filed with the Securities and Exchange Commission on February 20, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering, as well as the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our Current Report on Form 8-K filed on February 18, 2003;

•	Our Current Report on Form 8-K/ A filed on February 20, 2003 (updated pro forma financial information through the date of acquisition is not included due to the insignificant results of operation of the Clarus Corporation product lines acquired by Epicor from October 1, 2002 through the date of acquisition, December 6, 2002); and

•	The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act as filed with the SEC on April 14, 1994, as amended November 21, 2001.

      You may request a copy of any of these filings, at no cost to you, by writing or telephoning us at the following address and telephone number: John Ireland, General Counsel, Epicor Software Corporation, 195 Technology Drive, Irvine, California 92618-2402; telephone number (949) 585-4000.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC’s Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

Amount to be
Paid by Registrant

SEC registration fee	$573.58
Legal fees and expenses	$25,000
Accounting fees and expenses	$5,000
Printing and engraving expenses	$5,000
Miscellaneous	$5,000

Total	$40,573.58

      The Registrant intends to pay all expenses of registration, issuance and distribution, except that the selling stockholders shall pay all applicable selling commissions, brokerage fees and stock transfer taxes, if any.

Item 15.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law authorizes a corporation to grant or a court to award indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Second Restated Certificate of Incorporation, as amended, and the Registrant’s Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. The Registrant’s Amended and Restated Bylaws also provide that the Registrant may purchase insurance to protect any director, officer, employee or agent against any liability, whether or not the Company would have the power to indemnify such person against such liability under Delaware Law. In addition, the Registrant has entered into indemnification agreements with its directors and certain officers, pursuant to which these directors and officers are indemnified to the fullest extent permitted by the Registrant’s Second Restated Certificate of Incorporation, the Registrant’s Amended and Restated Bylaws and applicable law as the same exists or may be amended.

      Pursuant to an Agreement and Plan of Reorganization (Merger Agreement) between the Registrant and DataWorks Corporation dated October 13, 1998, a subsidiary of the Registrant merged into DataWorks and DataWorks became a wholly-owned subsidiary of the Registrant. Pursuant to the Merger Agreement, the Registrant agreed to cause the surviving corporation to fulfill the obligations of DataWorks pursuant to any indemnification agreements between DataWorks and its directors and officers as of the time of the merger and any indemnification provisions under DataWorks’ Certificate of Incorporation and DataWorks’ Bylaws as in effect on the date of the Merger Agreement. In addition, pursuant to the Merger Agreement, for a period of six years after the time of the merger, the Registrant agreed to cause the surviving corporation to use its commercially reasonable efforts to maintain in effect, if available, director’s and officer’s liability insurance covering those persons who were covered by DataWorks’ director’s and officer’s liability insurance policy on terms comparable to those applicable to the DataWorks director and officer insurance policy; provided, however that in no event is the Registrant or the surviving corporation required to expend in excess of 150% of the annual premium paid by DataWorks for such coverage (or such coverage as is available for such 150% of such annual premium).

Item 16.	Exhibits

Exhibit
Number	Description of Exhibit

4.1	Certificate of Designations of Series C Convertible Preferred Stock dated May 26, 1995 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended June 30, 1995)
4.2	Certificate of Designations of Series D Convertible Preferred Stock dated February 11, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2003)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5)
23.2	Consent of Independent Auditors — Ernst & Young LLP
23.3	Consent of Independent Auditors — Deloitte & Touche LLP
23.4	Consent of Independent Auditors — KPMG LLP
24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	Series D Preferred Stock Purchase Agreement dated February 11, 2003 between the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2003)

Item 17.	Undertakings

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 2, 2003.

EPICOR SOFTWARE CORPORATION

By:	/s/ L. GEORGE KLAUS

______________________________________ L. George Klaus
Chairman of the Board, President and
Chief Executive Officer

POWER OF ATTORNEY

      We, the undersigned officers and directors of Epicor Software Corporation, do hereby constitute and appoint L. George Klaus and Lee Kim, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. GEORGE KLAUS L. George Klaus	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 2, 2003

/s/ LEE KIM Lee Kim	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2003

/s/ HAROLD D. COPPERMAN Harold D. Copperman	Director	April 2, 2003

/s/ DONALD R. DIXON Donald R. Dixon	Director	April 2, 2003

/s/ THOMAS F. KELLY Thomas F. Kelly	Director	April 2, 2003

/s/ CHARLES M. BOESENBERG Charles M. Boesenberg	Director	April 2, 2003

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Certificate of Designations of Series C Convertible Preferred Stock dated May 26, 1995 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended June 30, 1995)
4.2	Certificate of Designations of Series D Convertible Preferred Stock dated February 11, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2003)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5)
23.2	Consent of Independent Auditors — Ernst & Young LLP
23.3	Consent of Independent Auditors — Deloitte & Touche LLP
23.4	Consent of Independent Auditors — KPMG LLP
24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	Series D Preferred Stock Purchase Agreement dated February 11, 2003 between the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2003)